Exhibit 99.3

FOR IMMEDIATE RELEASE

21st Century Fox Establishes the Fox News Workplace Professionalism and Inclusion Council

New York, NY – November 20, 2017 – 21st Century Fox (“21CF”) announced today it has established the Fox News Workplace Professionalism and Inclusion Council (“the Council”), a committee comprising experts in workplace and inclusion matters, with a majority serving from outside the company. The Council will advise Fox News and its senior management in its ongoing efforts to ensure a proper workplace environment for all employees and guests, strengthen reporting practices for wrongdoing, enhance HR training on workplace behavior, and further recruitment and advancement of women and minorities. Authorized by and reporting to the 21CF Board, through its Nominating and Corporate Governance Committee, the Council will provide written reports to the 21CF Board, which will be posted on 21CF’s website.

“The Workplace Council gives our management team access to a brain trust of experts with deep and diverse experiences in workplace issues,” said Jack Abernethy, Co-President of Fox News Channel. “We look forward to benefiting from their collective guidance.”

The Council was created through more than a year of engagement by 21CF with its shareholder, the City of Monroe Employees’ Retirement System, to address a complaint filed today by the shareholder in the State of Delaware. The matter has now been resolved by the parties, reflecting 21CF and Fox News’ affirmative commitment to a business practice and corporate value of zero tolerance for sexual harassment, race discrimination, and all other forms of discrimination prohibited by law, and a corporate policy that creates a safe, productive and welcoming workplace for all employees. The settlement also includes payment of $90 million, less any court awarded attorneys’ fees and expenses, from third party insurers to 21CF.

“We are pleased to have resolved this matter with 21CF in a constructive way that will drive meaningful benefits for shareholders of 21CF and Fox News employees,” said Max Berger, Founding Partner, Bernstein Litowitz Berger & Grossmann LLP. “The establishment of a majority independent council with the participation of senior HR executives from the company is a positive result that reflects a shared commitment from both sides to strengthen the workplace at Fox News.”

Over the last year, 21CF has taken steps to strengthen its Human Resources team and practices, including the appointment of a new 21CF global Chief Human Resources Officer, Thomas Gaissmaier, as well as a new head of Human Resources at Fox News, Kevin Lord. Both Messrs. Gaissmaier and Lord will be members of the Council, with Mr. Gaissmaier serving as its Chair.

The Council’s four independent members are:

Honorable Barbara Jones, former judge in the U.S. District Court for the Southern District of New York, she runs a practice on corporate monitorships, compliance issues, internal investigations and arbitrations and mediations. Judge Jones chaired the Response Systems to Adult Sexual Assault Crimes Panel, created by Congress in the National Defense Authorization Act for 2013, aimed at assessing the investigation, prosecution, and adjudication of sexual assaults in the military.

Brande Stellings, who leads Catalyst’s consulting services and corporate board services groups, guides organizations to accelerate the advancement of women through the pipeline to leadership.

Virgil Smith, who served as Vice President of Talent Acquisition and Diversity at the Gannett Company, is currently Principal Consultant of the Smith Edwards Group, LLC, and consultant for the Asian American Journalists Association.

Sylvia Ann Hewlett, PhD economist, Kennedy Scholar, Founder and CEO of the Center for Talent Innovation, and member of the Council on Foreign Relations, she has published 12 books and 14 Harvard Business Review articles.

About 21st Century Fox

21st Century Fox is the world’s premier portfolio of cable, broadcast, film, pay TV and satellite assets spanning six continents across the globe. Reaching more than 1.8 billion subscribers in approximately 50 local languages every day, 21st Century Fox is home to a global portfolio of cable and broadcasting networks and properties, including FOX, FX, FXX, FXM, FS1, Fox News Channel, Fox Business Network, FOX Sports, Fox Sports Network, National Geographic Channels, STAR India, 28 local television stations in the U.S. and more than 300 international channels; film studio Twentieth Century Fox Film; and television production studios Twentieth Century Fox Television and a 50% ownership interest in Endemol Shine Group. The Company also holds a 39.1% ownership interest in Sky, Europe’s leading entertainment company, which serves 22 million customers across five countries. For more information about 21st Century Fox, please visit www.21CF.com.

Contact:

Nathaniel Brown

212-852-7746

nbrown@21cf.com